AUDIT COMMITTEE CHARTER

          The audit committee ("Committee") is a committee of the PCD Inc. Board of Directors ("Board"). Its primary function is to assist the Board in fulfilling its oversight responsibilities by, among other things, reviewing the financial information which is provided annually to the Company's shareholders and others, the systems of internal controls which management and the Board have established and the audit process. The Committee does not plan or conduct audits or determine whether the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. The Company's financial managers as well as outside auditors have more time, knowledge and detailed information on the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification to the auditor's work.

          The Committee shall consist of at least three independent members of the Board who shall serve at the pleasure of the Board. Committee members and the Committee chairman shall be designated by the full board of directors. In meeting its responsibilities, the Committee is expected to:

          1.   Review with management and the independent accountants at the completion of the annual audit:

               A. The Company's annual financial statements, annual report on form 10K, accounting policies and related disclosures.
               B.  The independent accountants' audit of the annual financial statements and its report thereon, including any significant adjustments proposed by the independent accountants.
               C.  Any significant changes required in the independent accountants' audit plan.
               D.  Any serious difficulties or disputes between the independent accountants and management arising during the course of the audit.
               E.  Other matters related to the conduct of the audit which the independent accountants believe should be communicated to the Committee under generally accepted auditing standards.

          2.   Review with management and the independent accountants interim results, including quarterly financial statements to ensure among other things, conformity with Generally Accepted Accounting Principals applied on a consistent basis with the prior year.

          3.   Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies and programs and reports received from regulators.

          4.   Consider and review with the independent accountants and management:

                (a) The adequacy of the Company's internal controls including computerized information system controls and security.
                (b) Any related significant findings and recommendations of the independent accountants, together with management's responses thereto.

          5.   Provide an open avenue of communication between the independent accountants and the Board.

          6.   Inquire of management and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

          7.   Confirm and assure the independence of the independent accountants, including requiring the independent accountants to submit to the Committee a written statement summarizing all relationships between itself and the Company in accordance with Independence Standards Board Standard 1.

          8.   Meet with the independent accountants and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

          9.   Recommend to the Board the selection , retention and discharge of the independent accountants and approve the compensation of the independent accountants.

         10.   Consider, in consultation with the independent accountants, the audit scope and plan of the independent accountants.

         11.   Meet at least two times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

         12.   Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants or others to assist in the conduct of any investigation.

         13.   Report Committee actions to the Board with such recommendations as the Committee may deem appropriate.

         14.   Perform other functions as assigned by law, the Company's charter or bylaws, or the Board.

         15.   Review and update the Committee's charter annually.